CORPORATE STRUCTURE

The following figure sets forth our corporate structure as of May 21, 2004.

China Energy Ventures Corp. a Nevada corporation Incorporated: February 9, 1993
100%	75%	75%	100%
Big Sky Network Canada Ltd. a British Virgin Islands corporation Incorporated: May 20, 1999	Big Sky Energy Atyrau Ltd. an Alberta corporation Incorporated: April 8, 2004	Big Sky Energy Caspian Ltd. an Alberta corporation Incorporated: April 8, 2004	Big Sky Energy Kazakhstan Ltd. an Alberta corporation Incorporated: July 29, 2003
100%	50%	100%	90%
Chengdu Big Sky Network Technology Services Ltd. a Chinese limited liability corporation Incorporated: June 5, 2001	Sichuan Huayu Big Sky Network Ltd.(1) a Chinese limited liability corporation Incorporated: October 8, 2000	Vector Energy West LLP a Kazakhstan limited liability partnership Incorporated: July 4, 2001	KoZhaN LLP a Kazakhstan limited liability partnership Incorporated: April 28, 2001

(1)	Big Sky Network Canada Ltd. has a 50% interest in the joint venture and a profit interest of 65% from 2001 through 2007; 50 from 2008 through 2014; and 35% from 2015 through 2020.